Exhibit 23.2

We hereby consent to the incorporation by reference in the Registration Statement of xG Technology, Inc. (the “Company”) on Form S-3 of our report dated March 31, 2015, which contains an explanatory paragraph regarding the Company’s ability to continue as a going concern, relating to our audit of the financial statements of the Company as of December 31, 2014 and for the year then ended, which appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

East Hanover, NJ

May 26, 2016